Exhibit 10.01

NOTICE OF DEFAULT and TERMINATION

February 27, 2024

VIA Email

Aurum International Ltd.

1633 East Fourth Street Suite 148

Santa Ana, CA 92701

Attn: Mr. Steven Arenal

Re:	Hallmark Venture Group, Inc. (the “Company” or “HLLK”) Agreements

Dear Mr. Arenal:

We refer to the January 11, 2024 Change of Control Agreement (the “CoC Agreement”) by and between John D. Murphy, Jr. and JMJ Associates, LLC, an entity controlled by John D. Murphy, Jr. (“Murphy”), and Paul Strickland, and Selkirk Global Holdings, LLC, and Beartooth Asset Holdings, LLC, both entities controlled by Paul Stirckland (“Strickland”), and, you, Steven Arenal and Aurum International Ltd., an entity controlled by you (“Aurum”), certain stock transfers and assignments, Anti Dilution Agreements, debt cancellation agreements, and a partial debt cancellation agreement, and cash consideration to be paid to Murphy pursuant to the provisions of the Escrow Agreement between the Parties. Finally, those board resolutions whereby the Company officially moved its place of business to 26 Wilshire Blvd., Suite 410, Los Angeles, California 90017, and nominated and elected you to the board of directors and appointed you President and CEO of the Company.

As of the close of business, being 5pm eastern standard time, on this day, February 27, 2024, we are hereby giving you notice of default of certain obligations you agreed to in the Change of Control Agreement and Escrow Agreement, specifically the obligation to deliver the Cash Consideration within 6 weeks of the execution of the Escrow Agreement that was signed on January 16, 2024.

We are also given you notice of Termination of all of the foregoing agreements.

Murphy and Strickland, still the controlling shareholders of the Company, will hold a special meeting of shareholders and remove you from the Board and all positions you may hold with the Company, and restore the Company to its previous place of business.

Pursuant to disclosure requirements, we will make formal announcements of Aurum’s Default and the Termination of the aforementioned agreements.

Our business is now concluded.

/s/ John D. Murphy, Jr.

/s/ Paul Strickland